Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter and Updated Annual Financial Guidance

TEANECK, N.J., Feb. 05, 2018 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its second quarter ended December 31, 2017.

Highlights for the December 2017 quarter (compared to the December 2016 quarter)

-	Net sales of $206 million, an increase of $14 million, or 7%

-	Net income of $7 million, a decrease of $6 million, or 48%

-	Diluted EPS of $0.17, a decrease of $0.17, or 50%

-	Adjusted EBITDA of $33 million, an increase of $1 million, or 4%

-	Adjusted diluted EPS of $0.44, an increase of $0.05, or 13%

COMMENTARY

“We are encouraged by the development of our business, and as a result are increasing our financial guidance as compared with the guidance we provided in August,” said Jack Bendheim, Phibro's Chairman, President and Chief Executive Officer. “We are better positioned today than ever before to provide our customers around the world with the solutions and expertise they need to care for their animals. Our strength today comes from the strategic decision we made to continue to invest in product development and organization capabilities, in the face of near-term challenges due to regulatory and consumer driven changes around antibiotics usage. We are seeing early returns on the investments we made and we now expect to see sales growth in the mid-to high single digit range for the balance of the fiscal year. While we continue to strengthen our internal product development and organization capabilities, we remain active in seeking business development opportunities.”

QUARTERLY RESULTS

Net sales

Net sales of $205.9 million for the three months ended December 31, 2017, increased $14.3 million, or 7%, as compared to the three months ended December 31, 2016. Animal Health, Mineral Nutrition and Performance Products grew $9.2 million, $2.9 million and $2.2 million, respectively.

Animal Health

Net sales of $132.8 million for the three months ended December 31, 2017, grew $9.2 million, or 7%. The growth was primarily due to volume increases across all product groups within the segment. Nutritional specialty products grew $3.4 million, or 12%, primarily due to volume growth of our products for the dairy and poultry industries in the United States and by penetration into various international countries. Vaccines grew $1.3 million, or 7%, primarily due to volume growth in international markets; domestic growth was moderate due to reduced disease pressure. MFAs and other grew $4.5 million, or 6%. International net sales of MFAs and other increased $8.7 million due to growth across most regions, notably due to additional penetration in the cattle sector, and included the benefit of a recent acquisition. Domestic net sales of MFAs and other declined $4.2 million due to $2.1 million lower sales of medically important antimicrobials and due to unfavorable timing of certain customer orders. We believe domestic sales of medically important antimicrobials have stabilized at current levels.

Mineral Nutrition

Net sales of $59.6 million increased $2.9 million, or 5%, for the three months ended December 31, 2017. The increased revenue was due to favorable product mix, plus higher average selling prices resulting from underlying raw material commodity price increases.

Performance Products

Net sales of $13.4 million increased $2.2 million, or 19%, for the three months ended December 31, 2017, due to higher average selling prices of copper-based products and higher volumes of copper-based and personal care products, partially offset by lower average selling prices of personal care products.

Gross profit

Gross profit of $66.9 million for the three months ended December 31, 2017, increased $3.4 million, or 5%, as compared to the three months ended December 31, 2016. Gross profit decreased to 32.5% of net sales for the three months ended December 31, 2017, as compared to 33.1% for the three months ended December 31, 2016. The three months ended December 31, 2017, included $1.4 million of acquisition-related cost of goods sold. Excluding the effects of the acquisition-related cost of goods sold, Animal Health gross profit increased $3.9 million due to volume growth, higher average selling prices on selected products and lower unit costs from improved operating efficiencies. Mineral Nutrition gross profit increased $0.9 million due to favorable product mix and higher average selling prices, partially offset by higher raw material costs. Performance Products gross profit was equal to the prior year as higher average selling prices of copper-based products and higher volumes of copper-based and personal care products were offset by higher products costs of copper-based products.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $43.0 million for the three months ended December 31, 2017, increased $2.1 million, or 5%, as compared to the three months ended December 31, 2016. SG&A for the three months ended December 31, 2016, included $1.7 million in costs relating to the partial settlement of the pension plan. Excluding these costs, SG&A increased $3.8 million or 10%.

Animal Health SG&A increased $3.8 million compared to the prior year, driven by investments in product and organization development. A recent acquisition also contributed to the Animal Health SG&A increase. Mineral Nutrition and Performance Products SG&A increased less than $0.1 million each. Corporate was level with last year, as reduced pension costs offset increases in other expenses.

During the three months ended December 31, 2016, we recognized a partial settlement of the pension plan, which resulted in a charge to the consolidated statement of operations of $1.7 million, which we recorded as a component of SG&A.

Interest expense, net

Interest expense, net of $3.1 million for the three months ended December 31, 2017, decreased $0.8 million, or 21%, as compared to the three months ended December 31, 2016. Interest expense decreased $1.0 million compared to the prior year, primarily due to lower interest rates in the new Credit Facilities completed in June 2017. Interest income decreased $0.2 million due to less interest income on deposits in foreign jurisdictions.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended December 31, 2017, amounted to net gains of $0.3 million, as compared to $0.5 million in net gains for the three months ended December 31, 2016. Foreign currency losses in the three months ended December 31, 2017, were primarily due to the movement of the Brazilian, South African and Mexican currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

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Provision (benefit) for income taxes

The United States government enacted comprehensive income tax legislation (the “Tax Act”) in December 2017. The Tax Act makes broad and complex changes to United States income tax law and includes numerous elements that affect the Company, including a reduced federal corporate income tax rate and changes to business-related exclusions, deductions and credits. The Tax Act also has consequences related to our international operations.

We recorded an update to the provision for income taxes to reflect a statutory 28.1% weighted-average federal income tax rate and other elements of the Tax Act in effect for our fiscal year ending June 30, 2018. The statutory federal income tax rate will be 21.0% for our fiscal year beginning July 1, 2018.

The provision for income taxes was $14.2 million and $5.9 million for the three months ended December 31, 2017 and 2016, respectively. The effective income tax rates for these periods were 66.8% and 30.5%, respectively. The provision for income taxes for the three months ended December 31, 2017 included the following discrete items:

•	a $2.5 million provision for the remeasurement of deferred tax assets and liabilities to reflect the reduced income tax rate;
•	a $4.2 million provision to reflect the mandatory toll charge on the deemed repatriation of undistributed earnings of foreign subsidiaries;
•	a $0.5 million provision to eliminate the income taxes remaining in AOCI after all related foreign currency derivatives had matured and were completely cleared from AOCI;
•	a $1.0 million provision for the remeasurement of deferred tax assets to reflect a reduced income tax rate in certain international jurisdictions;
•	a $0.4 million net provision from the exercise of employee stock options, including a $0.5 million provision to adjust the benefit recognized in the three months ended September 30, 2017, to the reduced income tax rate.

The effective income tax rate for the three months ended December 31, 2017, would have been 26.2% without these discrete items. This effective rate for the three months ended December 31, 2017, included the benefit of adjusting the year-to-date income tax provision to reflect the reduced statutory federal income tax rate.

Net income

Net income of $7.0 million for the three months ended December 31, 2017, decreased $6.4 million, as compared to net income of $13.4 million for the three months ended December 31, 2016. The decrease was a result of the factors described above, primarily due to a $8.3 million increase in income tax expense.

Diluted EPS

Diluted EPS was $0.17 for the three months ended December 31, 2017, a decrease of $0.17, compared to $0.34 for the three months ended December 31, 2016, as a result of the decrease in net income.

Adjusted EBITDA

Adjusted EBITDA of $32.5 million for the three months ended December 31, 2017, increased $1.3 million, or 4%, as compared to the three months ended December 31, 2016. Animal Health Adjusted EBITDA increased $0.4 million, or 1%, due to sales growth and increased gross profit, partially offset by increased SG&A. Mineral Nutrition Adjusted EBITDA increased $0.9 million, or 18%, due to favorable product mix and higher average selling prices, partially offset by higher raw material costs. Performance Products Adjusted EBITDA was similar to the prior year as higher volumes and selling prices were offset by higher product costs. Corporate expenses were consistent with prior year as increases in various expenses were offset by reduced pension costs.

Adjusted provision for income taxes

The adjusted effective income tax rate for the three months ended December 31, 2017 was 27.3% and included the benefit of adjusting the year-to-date income tax provision to reflect the reduced statutory federal income tax rate.

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Adjusted diluted EPS

Adjusted diluted EPS was $0.44 for the quarter, an increase of $0.05 compared to $0.39 last year. Higher gross profit, lower interest expense, net, and a lower effective income tax rate, were the primary contributors to the improvement.

BALANCE SHEET AND CASH FLOWS

•	2.6x leverage ratio at December 31, 2017

-	$318 million total debt

-	$122 million LTM Adjusted EBITDA

•	$67 million cash and short-term investments on hand at December 31, 2017

•	$28 million source of cash before financing for the December 2017 quarter, excluding cash used to purchase short-term investments and for a business acquisition

•	Dividend

-	$4.0 million quarterly dividend paid during the December 2017 quarter

-	$4.0 million quarterly dividend to be paid March 2018

FINANCIAL GUIDANCE

We have updated our financial guidance for the fiscal year 2018. The guidance is shown in detail on the schedule included with this press release.

Compared to our initial guidance, we have increased expected fiscal year sales by $20 million and $35 million for the Animal Health segment and the consolidated total, respectively. We have increased expected fiscal year Adjusted EBITDA by $4 million.

Our expectations for adjusted diluted earnings per share have increased by $0.10 to $0.11 per share, compared with our initial guidance. The increase primarily is due to the change in Adjusted EBITDA; the benefit of the Tax Act also contributes to improved expectations.

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We estimate approximately a 26.5% - 27.5% adjusted annual effective income tax rate for the year ending June 30, 2019. Our estimate is based on a 21% federal statutory income tax rate for the year ending June 30, 2019.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Tuesday, February 6, 2018
Time:	9:00 AM Eastern
Location:	http://investors.pahc.com
U.S. Toll-Free:	+1 (877) 853-5634
International Toll:	+1 (315) 625-6893
Conference ID:	69672295

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

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Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2017	2016	Change		2017	2016	Change
	(in millions, except per share amounts and percentages)

Net sales	$205.9	$191.6	$14.3	7%	$399.3	$379.6	$19.7	5%
Cost of goods sold	139.0	128.1	10.9	8%	269.0	255.1	13.9	5%
Gross profit	66.9	63.5	3.4	5%	130.3	124.5	5.8	5%
Selling, general and administrative	43.0	40.9	2.1	5%	84.0	80.1	3.9	5%
Operating income	23.9	22.6	1.3	6%	46.3	44.4	1.9	4%
Interest expense, net	3.1	3.9	(0.8)	(21)%	6.2	7.8	(1.6)	(21)%
Foreign currency (gains) losses, net	(0.3)	(0.5)	0.2	*	0.0	(0.2)	0.2	*
Income before income taxes	21.2	19.3	1.9	10%	40.2	36.9	3.3	9%
Provision (benefit) for income taxes	14.2	5.9	8.3	141%	17.2	11.3	5.9	53%
Net income	$7.0	$13.4	$(6.4)	(48)%	$22.9	$25.6	$(2.7)	(10)%

Net income per share
basic	$0.17	$0.34	$(0.17)		$0.57	$0.65	$(0.08)
diluted	$0.17	$0.34	$(0.17)		$0.57	$0.64	$(0.07)

Weighted average common shares outstanding
basic	40.2	39.4			40.1	39.4
diluted	40.4	40.0			40.3	40.0

Ratio to net sales
Gross profit	32.5%	33.1%			32.6%	32.8%
Selling, general and administrative	20.9%	21.3%			21.0%	21.1%
Operating income	11.6%	11.8%			11.6%	11.7%
Income before income taxes	10.3%	10.1%			10.1%	9.7%
Net income	3.4%	7.0%			5.7%	6.7%
Effective tax rate	66.8%	30.5%			42.9%	30.6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Six Months
For the Periods Ended December 31	2017	2016	Change		2017	2016	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$82.0	$77.5	$4.5	6%	$161.6	$160.9	$0.7	0%
Nutritional specialties	32.6	29.2	3.4	12%	63.4	55.6	7.8	14%
Vaccines	18.2	17.0	1.3	7%	36.7	31.7	4.9	16%
Animal Health	132.8	123.7	9.2	7%	261.7	248.2	13.5	5%
Mineral Nutrition	59.6	56.7	2.9	5%	111.7	108.3	3.4	3%
Performance Products	13.4	11.2	2.2	19%	25.9	23.1	2.8	12%
Total	$205.9	$191.6	$14.3	7%	$399.3	$379.6	$19.7	5%

Adjusted EBITDA
Animal Health	$35.0	$34.6	$0.4	1%	$68.8	$67.2	$1.6	2%
Mineral Nutrition	5.6	4.7	0.9	18%	9.3	8.7	0.6	7%
Performance Products	0.3	0.3	0.0	2%	0.5	1.0	(0.5)	(49)%
Corporate	(8.4)	(8.4)	(0.0)	*	(16.0)	(15.9)	(0.1)	*
Total	$32.5	$31.2	$1.3	4%	$62.6	$61.0	$1.6	3%

Ratio to segment net sales
Animal Health	26.4%	28.0%			26.3%	27.1%
Mineral Nutrition	9.4%	8.4%			8.4%	8.1%
Performance Products	2.0%	2.3%			2.0%	4.3%
Corporate (1)	(4.1)%	(4.4)%			(4.0)%	(4.2)%
Total (1)	15.8%	16.3%			15.7%	16.1%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$7.0	$13.4	$(6.4)	(48)%	$22.9	$25.6	$(2.7)	(10)%
Interest expense, net	3.1	3.9	(0.8)	(21)%	6.2	7.8	(1.6)	(21)%
Provision (benefit) for income taxes	14.2	5.9	8.3	141%	17.2	11.3	5.9	53%
Depreciation and amortization	6.6	6.4	0.2	3%	13.3	12.8	0.5	4%
EBITDA	30.9	29.6	1.3	4%	59.6	57.4	2.2	4%
Acquisition-related cost of goods sold	1.4	-	1.4	*	1.7	-	1.7	*
Acquisition-related accrued compensation	0.5	0.4	0.1	16%	0.9	0.8	0.1	10%
Acquisition-related transaction costs	-	-	-	*	0.4	1.3	(0.9)	(69)%
Pension settlement cost	-	1.7	(1.7)	*	-	1.7	(1.7)	*
Foreign currency (gains) losses, net	(0.3)	(0.5)	0.2	*	0.0	(0.2)	0.2	*
Adjusted EBITDA	$32.5	$31.2	$1.3	4%	$62.6	$61.0	$1.6	3%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Six Months
For the Periods Ended December 31	2017	2016	Change		2017	2016	Change
	(in millions, except per share amounts and percentages)

Adjusted cost of goods sold	$136.3	$126.8	$9.4	7%	$264.8	$252.6	$12.2	5%
Adjusted gross profit	69.6	64.8	4.9	7%	134.5	127.0	7.5	6%
Adjusted selling, general and administrative	42.4	38.6	3.8	10%	82.3	75.8	6.5	9%
Adjusted interest expense, net	2.8	3.4	(0.6)	(18)%	5.7	6.9	(1.3)	(18)%
Adjusted income before income taxes	24.4	22.8	1.7	7%	46.5	44.3	2.2	5%
Adjusted provision for income taxes	6.7	7.3	(0.7)	(9)%	13.4	14.3	(0.9)	(6)%
Adjusted net income	$17.8	$15.4	$2.3	15%	$33.1	$30.0	$3.1	10%

Adjusted net income per share diluted	$0.44	$0.39	$0.05	13%	$0.82	$0.75	$0.07	9%

Weighted average common shares outstanding diluted	40.4	40.0			40.3	40.0

Ratio to net sales
Adjusted gross profit	33.8%	33.8%			33.7%	33.5%
Adjusted selling, general and administrative	20.6%	20.1%			20.6%	20.0%
Adjusted income before income taxes	11.9%	11.9%			11.6%	11.7%
Adjusted net income	8.6%	8.1%			8.3%	7.9%
Adjusted effective tax rate	27.3%	32.2%			28.9%	32.3%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$7.0	$13.4	$(6.4)	(48)%	$22.9	$25.6	$(2.7)	(10)%
Acquisition-related cost of goods sold	1.4	-	1.4	*	1.7	-	1.7	*
Acquisition-related intangible amortization(1)	1.3	1.3	0.0	1%	2.5	2.5	(0.0)	(1)%
Acquisition-related intangible amortization(2)	0.1	0.2	(0.0)	(27)%	0.3	0.4	(0.1)	(23)%
Acquisition-related compensation costs(2)	0.5	0.4	0.1	16%	0.9	0.8	0.1	10%
Acquisition-related transaction costs(2)	-	-	-	*	0.4	1.3	(0.9)	(69)%
Acquisition-related accrued interest	0.3	0.5	(0.2)	(45)%	0.5	0.9	(0.3)	(41)%
Foreign currency (gains) losses, net(3)	(0.3)	(0.5)	0.2	*	0.0	(0.2)	0.2	*
Provision (benefit) for income taxes(4)	7.5	(1.4)	9.0	*	3.8	(3.0)	6.8	*
Adjusted net income	$17.8	$15.4	$2.3	15%	$33.1	$30.0	$3.1	10%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in cost of goods sold

(2)Included in selling, general and administrative

(3)Primarily related to intercompany balances

(4)Related to the income tax effect of pre-tax income adjustments and the elimination of non-recurring or discrete items

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Six Months
For the Periods Ended December 31	2017	2016	Change	2017	2016	Change
	(in millions)

EBITDA	$30.9	$29.6	$1.3	$59.6	$57.4	$2.2
Adjustments
Acquisition-related cost of goods sold	1.4	-	1.4	1.7	-	1.7
Acquisition-related accrued compensation	0.5	0.4	0.1	0.9	0.8	0.1
Acquisition-related transaction costs	-	-	-	0.4	1.3	(0.9)
Foreign currency (gains) losses, net	(0.3)	(0.5)	0.2	0.0	(0.2)	0.2
Interest paid	(2.9)	(3.9)	1.0	(5.6)	(7.7)	2.1
Income taxes paid	(5.7)	(2.6)	(3.1)	(9.7)	(6.3)	(3.4)
Changes in operating assets and liabilities and other items	8.4	1.6	6.8	(9.8)	1.9	(11.7)
Cash used for acquisition-related transaction costs	-	-	-	(0.4)	(1.3)	0.9
Net cash provided (used) by operating activities	$32.3	$26.3	$6.0	$37.1	$47.7	$(10.6)

Purchases of short-term investments	$(27.0)	$-	$(27.0)	$(27.0)	$-	$(27.0)
Capital expenditures	(3.9)	(4.7)	0.8	(8.9)	(10.6)	1.7
Business acquisitions	(3.4)	-	(3.4)	(15.0)	-	(15.0)
Other investing, net	(0.4)	(0.2)	(0.2)	(0.7)	(0.2)	(0.5)
Net cash provided (used) by investing activities	$(34.7)	$(4.9)	$(29.9)	$(51.6)	$(10.8)	$(40.8)

Net cash flow before financing activities	$(2.4)	$21.4	$(23.8)	$(14.5)	$37.0	$(51.4)

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Phibro Animal Health Corporation

Updated Guidance for fiscal year 2018

	GAAP
For the year ending June 30	2018			2017	Change from 2017						Change from Previous Guidance
	(in millions, except per share amounts and percentages)

Net sales - Animal Health segment	$520	-	$535	$498	$22	-	$37	4%	-	7%	$20	-	$20
Net sales	800	-	825	764	36	-	61	5%	-	8%	35	-	35

Operating income	96	-	99	98	(2)	-	1	(2)%	-	1%	1	-	1
Interest expense, net	12	-	12	15	(3)	-	(3)	(18)%	-	(18)%	(1)	-	(0)
Foreign currency (gains) losses, net	-	-	-	(0)	0	-	0	*	-	*	-	-	-
Loss on extinguishment of debt	-	-	-	3	(3)	-	(3)	*	-	*	-	-	-
Income before income taxes	84	-	87	81	3	-	6	4%	-	8%	2	-	1
Provision (benefit) for income taxes	30	-	29	16	14	-	13	86%	-	84%	5	-	7
Net income	$54	-	$57	$65	$(10)	-	$(7)	(16)%	-	(11)%	$(4)	-	$(6)

Net income per share - diluted	$1.34	-	$1.42	$1.61	$(0.27)	-	$(0.19)	(17)%	-	(12)%	$(0.09)	-	$(0.14)

Weighted average common shares outstanding - diluted	40.4	-	40.4	40.0

GAAP effective income tax rate	35.3%	-	33.8%	19.8%

	Adjusted
For the year ending June 30	2018			2017	Change from 2017						Change from Previous Guidance
	(in millions, except per share amounts and percentages)

Adjusted EBITDA	$127	-	$130	$120	$7	-	$10	6%	-	8%	$4	-	$4
Depreciation expense	21	-	21	20	1	-	1	7%	-	7%	(0)	-	(0)
Adjusted interest expense, net	11	-	11	14	(2)	-	(2)	(17)%	-	(17)%	(0)	-	0
Adjusted income before income taxes	94	-	97	87	8	-	11	9%	-	13%	5	-	4
Adjusted provision (benefit) for income taxes	27	-	28	26	1	-	2	5%	-	9%	0	-	0
Adjusted net income	$67	-	$69	$61	$7	-	$8	11%	-	14%	$4	-	$4

Adjusted net income per share - diluted	$1.66	-	$1.71	$1.51	$0.15	-	$0.20	10%	-	13%	$0.11	-	$0.10

Adjusted EBITDA ratio to net sales	15.9%	-	15.8%	15.7%
Adjusted effective income tax rate	28.9%	-	29.2%	30.1%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
or
investor.relations@pahc.com

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